Exhibit 10.8

PUT OPTION AGREEMENT

This PUT OPTION AGREEMENT (this “Agreement”) is made and entered into on January 31, 2023 (the “Effective Date”) by and between:

1.	Lotus Technology Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “LTC”);

2.	Etika Automotive Sdn Bhd, a company incorporated under the laws of Malaysia and having its registered address at 110, Jalan Maarof, Bangsar Baru, 59000 Kuala Lumpur, Malaysia (“Etika”);

3.	Lotus Advance Technologies Sdn Bhd (Company No. 638159-V), a private limited company incorporated under the laws of Malaysia (“LAT”); and

4.	Lotus Group International Limited, a company incorporated in England and Wales with company number 02831840 with its registered address at Potash Lane, Hethel, Norwich, Norfolk, NR 14 8EZ (“LGIL”).

Each of the parties listed above is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Etika desires to have the right to require LTC to purchase the Option Shares, representing all the issued and outstanding shares of the Target held by Etika, and LTC desires to grant such right to Etika, pursuant to the terms and conditions set forth herein;

WHEREAS, LTC, Geely, LAT and LGIL have entered into that certain put option agreement (the “Geely Put Option Agreement”) on the same date hereof, pursuant to which Geely shall have the right to require LTC to purchase all the issued and outstanding shares of the Target held by Geely;

WHEREAS, on the Effective Date, LTC, L Catterton Asia Acquisition Corp, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“SPAC”), Lotus Temp Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of LTC (“Merger Sub 1”) and Lotus EV Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of LTC (“Merger Sub 2”) entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other matters, (i) Merger Sub 1 will merge with and into SPAC with SPAC continuing as the surviving entity and a wholly owned subsidiary of LTC (the “First Merger”), (ii) immediately following the consummation of the First Merger,  SPAC will merge with and into Merger Sub 2 with Merger Sub 2 continuing as the surviving entity and a wholly owned subsidiary of LTC; and

WHEREAS, as a condition to the willingness of the parties to the Merger Agreement to enter into the Merger Agreement, the Parties intend to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein set forth and subject to and on the terms and conditions herein set forth, the Parties agree as follows:

1.            Definitions

The following terms shall have the meanings ascribed to them as below:

“Affiliate” of any Person means any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. As used in this Agreement, “control” (including, its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies.

“Approvals” means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person.

“Base Amount” means the total revenues of LGIL for the year ended December 31, 2024 as reflected on the audited consolidated financial statements of LGIL as of December 31, 2024, subject to adjustment pursuant to Section 2.1.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the Cayman Islands, Hong Kong and Malaysia.

“Cash” means the aggregate amount of all cash and cash equivalents of LGIL as reflected on the audited consolidated financial statements of LGIL as of December 31, 2024.

“Consent” means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contract” means a contract, agreement, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Debt” means the aggregate outstanding amount of the indebtedness of LGIL as reflected on the audited consolidated financial statements of LGIL as of December 31, 2024 (not taking into account the outstanding principal amount of any loan provided by Geely or Etika to the Target or any of its Subsidiaries, which will be subject to Section 3.5).

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, claim, hypothecation, title defect, right of first option or refusal, right of pre-emption, third-party right or interests, put or call right, lien, adverse claim of ownership or use, or other encumbrance of any kind, except those required by the applicable Laws.

“Etika’s Pro Rata Share” means 49%, as adjusted upon conversion of all the Shareholder Loan Amount into share capital of the Target pursuant to Section 3.5.

“Geely” means Geely International (Hong Kong) Limited (Company No. 940401), a private company incorporated under the laws of Hong Kong whose registered office is at 1 Unit 2204, 22/F, Lippo Centre, Tower 2, 89 Queensway, Hong Kong, which holds 51% of the issued share capital of the Target as of the date hereof.

“Governmental Authority” means any government of any nation or any federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the applicable jurisdiction, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any formally issued written interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“LCU” means Lotus Cars USA Inc., a Delaware corporation which is indirectly wholly owned by the Target.

“Leakage” means any of those matters set out in Part 1 of Schedule A but does not include any Permitted Leakage.

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, law, equity or otherwise.

“Locked Box Claim” means a claim for breach of any of the warranties in Section 6.1.

“Locked Box Date” means December 31, 2024.

“LTC Shares” means the ordinary shares of LTC, par value $0.00001 per share.

“Option Shares” means 964,774,976 shares of LAT or, to the extent Geely and Etika cease to directly hold shares of LAT at the time when the Put Option is exercised, such shares held by Etika in the Target at the time when the Put Option is exercised, together with such shares of the Target converted from the Shareholder Loan Amount pursuant to Section 3.5.

“Permitted Leakage” means any of those matters set out in Part 2 of Schedule A.

“Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“Put Option Price” means an amount in dollars equal to Etika’s Pro Rata Share * [1.15 * Base Amount + Cash – Debt], subject to adjustment pursuant to Section 2.1.

“Related Person” means, with respect to a Person, (a) any Affiliate of that Person and any current or former direct or indirect shareholder of that Person or its Affiliates; (b) any current or former director or officer of such Person or its Affiliates, and any member of such director’s or officer’s immediate family; and (c) any trust, partnership or other entity established for the benefit of any of the Persons referred to in the aforementioned items (a) and (b); but in any such case with respect to Geely or Etika, shall not include the Target Group.

“Shareholder Loan Amount” means the outstanding portion of the principal amount of any loan provided by Geely or Etika to the Target or any of its Subsidiaries as of the date of the Put Exercise Notice, together with any accrued and unpaid interest thereon.

“Subsidiary” means, with respect to a Person, any other Person controlled, directly or indirectly, by such Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member and has the power to direct the policies, management and affairs of such Person, respectively.

“Target Group” means the Target and its Subsidiaries, and “Target Group Company” means any one of them.

“Target” means LAT, or if Geely and Etika cease to directly hold shares of LAT, LGIL or any other holding company in which Geely and Etika directly hold their respective shares in the same percentage as their respective shareholding percentage in Lotus Advance Technologies Sdn Bhd as of the date hereof.

“Transfer” means, with respect to any security, any sale, assignment, transfer, distribution or other disposition thereof, or other conveyance, creation, incurrence or assumption of a legal or beneficial interest therein, or a participation or Encumbrance therein, or creation of any short position in any such security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instrument, whether voluntarily or by operation of Law, whether in a single transaction or a series of related transactions.

2.            Treatment of LCU

2.1            LCU Divesture. The Parties hereby agree to discuss and agree on the treatment of LCU following the date hereof and in any event, prior to January 1, 2025, including whether LCU shall be included in the Target Group when Etika exercises the Put Option, and the potential reduction on the Put Option Price and other terms and conditions of divesture of LCU if LCU is excluded from the Target Group.

3.            Put Option

3.1            Grant of Put Option. Subject to the terms and conditions of this Agreement, Etika shall have the exclusive and irrevocable right, but not the obligation, to require LTC to purchase the Option Shares (the “Put Option”) by delivery of a Put Exercise Notice (as defined below) in accordance with Section 3.3(i), and upon receipt of such Put Exercise Notice by LTC, LTC shall issue certain number of newly issued LTC Shares to Etika and Etika shall Transfer or cause the Transfer of the Option Shares to LTC or any Person designated by LTC. The number of LTC Shares to be issued to Etika shall be equal to the quotient of (a) the Put Option Price, divided by (b) the per share listing price of the LTC Shares.

3.2            Exercise Period and Condition. The Put Option may be exercised by Etika during the period from April 1, 2025 to June 30, 2025 (the “Put Option Period”), subject to the condition that the total number of vehicles sold by the Target Group in 2024 exceeds 5,000 (the “Exercise Condition”).

3.3            Procedure

(i)            For so long as the Exercise Condition is satisfied, at any time during the Put Option Period, Etika may exercise the Put Option by delivering a written notice substantially in the form attached hereto as Exhibit A (the “Put Exercise Notice”) to LTC.

(ii)           Except for the delivery of the Put Exercise Notice under Section 3.3(i), and subject at all times to the Exercise Condition and applicable Laws, there are no other prerequisite or incidental conditions or procedures for Etika to exercise the Put Option pursuant to this Agreement.

(iii)          To the extent any Approval is required in connection with the closing of any Transfer of the Option Share, each of LTC and Etika shall, and shall cause its Affiliates to, use its reasonable best efforts to obtain, and to cooperate with the other Party with respect to, such Approval.

(iv)          On the fifth (5th) Business Day following the later of (i) receipt of a Put Exercise Notice by LTC, and (ii) any Approvals required by applicable Law to be obtained prior to the Transfer of the Option Share being obtained (the “Option Closing Date”), (x) Etika shall (A) Transfer the Option Shares, free and clear of all Encumbrances, and with all rights attaching thereto, to LTC, and (B) provide to LTC evidence showing LTC as the registered holder of the Option Shares, and (y) LTC shall (A) issue such number of LTC Shares as determined pursuant to Section 3.1, free and clear of all Encumbrances (other than those arising under applicable securities laws), and cause the LTC Shares to be registered in book-entry form in the name of Etika on LTC’s stock ledger, and (B) provide to Etika evidence of such issuance from LTC’s transfer agent.

(v)           Etika shall represent and warrant to LTC, as of the Option Closing Date, (i) Etika has full right, title and interest in and to the Option Shares, (ii) Etika has all the necessary power and authority and has taken all necessary action to Transfer the Option Shares to LTC as contemplated by this Section 3, (iii) the Option Shares are free and clear of any and all Encumbrances, and (iv) the Option Shares, together with the shares of the Target held by Geely, shall represent all the issued and outstanding shares of the Target.

(vi)          LTC shall represent and warrant to Etika, as of the Option Closing Date, the LTC Shares will have been duly authorized, and when issued and delivered to Etika against Transfer of the Option Shares in full from Etika to LTC in accordance with the terms of this Agreement, the LTC Shares will be validly issued and fully paid and non-assessable, free and clear of any and all Encumbrances (other than those arising under applicable securities laws) and will not have been issued in violation of or subject to any preemptive or similar rights created under LTC’s organization documents (as in effect at such time of issuance) or the laws of the Cayman Islands.

3.4            Distribution of LTC Shares by LGIL. Upon exercise by Etika of the Put Option under this Agreement, LGIL hereby agrees to take any and all actions to distribute the LTC Shares held by LGIL on the date of the Put Exercise Notice to Etika such that Etika shall receive Etika’s Pro Rata Share of such number of LTC Shares held by LGIL concurrently with the completion of transactions contemplated under Section 3.3(iv) on the Option Closing Date.

3.5            Conversion of Shareholder Loan. In the event there is any outstanding loan provided by Etika to any Target Group Company as of the date of the Put Exercise Notice, Etika shall take any and all actions to convert all the Shareholder Loan Amount into share capital of the Target immediately after the date of the Put Exercise Notice. To the extent any portion of the Shareholder Loan Amount is not converted into share capital of the Target, the Put Option Price shall be reduced by an amount equal to the outstanding portion of the principal amount of any loan provided by Etika to any Target Group Company as of the Option Closing Date.

3.6            Adjustment for Leakage. If Etika has notified LTC under Section 4.5 of any Leakage that occurs between the Locked Box Date and Option Closing Date, then the Put Option Price shall be reduced by Etika’s Pro Rata Share of such amount. If Etika and LTC have agreed in accordance with Section 6.2 an agreed amount with respect to any Leakage that occurs between the Locked Box Date and Option Closing Date, then the amount of any payment made by Etika to LTC in respect of such Leakage shall be treated, as far as possible, as an adjustment to the Put Option Price paid by LTC for the Option Shares under this Agreement and the Put Option Price shall be deemed to have been reduced by the amount of such payment.

3.7            Waiver of ROFR. Etika hereby waives, and agrees not to exercise, assert or claim, to the fullest extent permitted by applicable Law, the right of first refusal with respect to all the issued and outstanding shares of the Target held by Geely when Geely transfers such shares of the Target to LTC pursuant to the Geely Put Option Agreement.

4.            Transfer Restrictions; Additional Agreements

4.1            Restrictive Covenants on Conduct of Business. During the term of this Agreement, in the absence of the prior written consent of LTC, LAT undertakes that it shall not, and shall cause its Subsidiaries not to, and Etika undertakes that it shall cause the Target Group not to, directly or indirectly:

(i)            make any material change in its accounting principles or methods unless required by the IFRS or applicable Laws;

(ii)           accelerate deliverables under the Contracts with customers; and

(iii)          issue, sell, grant, pledge or otherwise dispose of (a) any of the equity securities of the Target or its Subsidiaries to a third party, or (b) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitment obligations of the Target or any of its Subsidiaries to purchase or obtain any equity securities of the Target or any of its Subsidiaries to a third party.

4.2            Information Rights. The Target covenants and agrees that, during the term of this Agreement, the Target shall deliver, and Etika shall cause the Target to deliver, to LTC:

(i)            audited annual consolidated financial statements, within ninety (90) days after the end of each fiscal year; and

(ii)           upon written request by LTC, such other information as LTC shall reasonably request (except that the Target is not obligated to supply to LTC any document that is privileged and/or is legally protected from discovery or disclosure during a legal proceeding involving the Target Group).

4.3            Restrictive Covenants on Transfer of Option Shares. During the term of this Agreement, in the absence of the prior written consent of LTC, Etika undertakes that it shall not (and shall cause its Affiliates not to), directly or indirectly:

(i)            Transfer the Option Shares or any right, title or interest therein or thereto;

(ii)           grant any proxies or powers of attorney or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of the Option Shares), or enter into any other agreement, with respect to any Option Shares;

(iii)          take any action that would reasonably be expected to make any representation or warranty of Etika herein untrue or incorrect, or would reasonably be expected to have the effect of preventing or disabling Etika from performing its obligations hereunder;

(iv)          directly or indirectly (through any officer, director, shareholder, employee, agent or representative of him or it) solicit, initiate or encourage any proposal from any Person to purchase or acquire the Option Share, or enter into or engage in any negotiations or discussions with, or provide any information to, any Person relating to the above; or

(v)           commit or agree to take any of the foregoing actions.

4.4            Transfer Void; Equitable Relief. Parties agree that any Transfer of Option Shares not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Target or its transfer agent and shall not be recognized by the Target. Each Party hereto acknowledges and agrees that any breach of this Agreement could result in substantial harm to the other Parties for which monetary damages alone could not adequately compensate. Therefore, the Parties unconditionally and irrevocably agree that any non-breaching Party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other Transfers of Option Shares not made in strict compliance with this Agreement).

4.5            Pre-Closing Notifications. At least five (5) Business Days prior to the intended Option Closing Date, Etika shall provide to LTC a schedule setting out in reasonable details the amount of any known Leakage and any reductions in respect of such event to be made to the Put Option Price.

5.            Representations and Warranties

5.1            Each Party hereby represents and warrants to the other Parties that each of the representations and warranties set forth below is true and correct as of the date hereof:

(i)            Such Party is duly organized, validly existing and in good standing under applicable the Laws of the jurisdiction of its incorporation or organization.

(ii)           Such Party has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by such Party, and no other corporate proceeding on the part of such Party is necessary to authorize this Agreement or such Party’s performance hereunder. This Agreement has been duly and validly executed and delivered by such Party and, assuming due and valid authorization, execution and delivery by each other party hereto, constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as may be limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(iii)          No consent of or with any Governmental Authority on the part of such Party is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement or the consummation by such Party of the transactions contemplated hereby, other than (a) Approvals by applicable Governmental Authorities in the U.S. if and to the extent LCU will be included in the Target Group when Etika exercises the Put Option, and (b) where the failure to obtain or make such consents or to make such filings or notifications would not reasonably be expected to prevent, impede or, in any material respect, delay or adversely affect the execution and performance by such Party of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

(iv)          The execution, delivery and performance by such Party of this Agreement do not and will not (a) contravene or conflict with or violate any provision of, or result in the breach of the organizational documents of such Party, (b) contravene or conflict with or result in a violation of any provision of any Law or Governmental Order binding upon or applicable to such Party or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which such Party is a party, or (d) result in the creation or imposition of any Encumbrance on any properties or assets of such Party, except in the case of each of clauses (b) through (d) that do not, and would not reasonably be expected to, prevent, impede or, in any material respect, delay or adversely affect the performance by such Party of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

5.2            Etika hereby represents and warrants to LTC that each of the representations and warranties set forth below is true and correct as of the date hereof and the Option Closing Date:

(i)            Etika is the sole legal and beneficial owner of the Option Shares, free and clear of all Encumbrances. Etika has the power to sell, transfer, assign and deliver its Option Shares as provided in this Agreement and, upon transfer and delivery of the Option Shares to LTC and payment therefor in accordance with this Agreement, such transfer and delivery will convey to LTC good and marketable title to such Option Shares, free and clear of all Encumbrances. The Option Shares are duly authorized, validly issued, fully paid and non-assessable.

(ii)           The Option Shares represent Etika’s Pro Rata Share of all the issued and outstanding shares of the Target.

(iii)          The Option Shares, together with the shares of the Target held by Etika, represent all the issued and outstanding shares of the Target.

6.            Leakage

6.1            Warranty and Undertaking. Etika undertakes there will be no Leakage between the Locked Boxed Date and the Option Closing Date, subject to relevant exclusions, limitations and qualifications set out in this Section 6.

6.2            Locked Box Claims.

(i)            No Locked Box Claim may be made against Etika unless notice of the Locked Box Claim, specifying in reasonable detail the legal and factual basis and evidence on which the Locked Box Claim is made and LTC’s estimate of the amount of Leakage which is the subject of such Locked Box Claim (“Locked Box Claim Notice”), is served on Etika in writing as soon as practicable after LTC becomes aware of the circumstances giving rise to the Locked Box Claim, and in any case, within twelve (12) months following the Option Closing Date.

(ii)           Within fifteen (15) Business Days of receiving the Locked Box Claim Notice, Etika shall either pay in cash an amount equal to Etika’s Pro Rata Share of the relevant Leakage actually paid or required to be paid by the relevant Target Group Company giving rise to such Locked Box Claim to LTC or Etika shall dispute the existence and/or value of any Leakage amount claimed by sending a written notice to LTC setting out in reasonable detail the legal and factual basis of such dispute and evidence on which Etika relies (a “Locked Box Claim Dispute Notice”).

(iii)          Upon receipt of a Locked Box Claim Dispute Notice, LTC and Etika shall negotiate in good faith and act reasonably to agree on the amount of the Leakage. If Etika and LTC cannot agree on the amount of the Leakage within thirty (30) Business Days of receipt of the Locked Box Claim Dispute Notice by LTC, then the matter (“Locked Box Claim Dispute”) shall be determined in accordance with the provisions of Schedule B.

(iv)          No liability shall attach to Etika in respect of any Locked Box Claim to the extent that the Locked Box Claim is based upon a liability which is contingent only or is otherwise not capable of being quantified unless and until such liability ceases to be contingent and becomes an actual liability or becomes capable of being quantified, as the case may be. For the avoidance of doubt, no disputed Leakage amounts shall be payable under this Section 6.2 by Etika unless and until such amounts have been agreed, finalised and/or determined in accordance with this Section 6.2. Notwithstanding the foregoing, LTC shall be permitted to deliver a Locked Box Claim Notice to Etika based upon a contingent liability pursuant to this Section 6.2 even if such contingent liability has not been quantified or become an actual liability. For the avoidance of doubt, for so long as the Locked Box Claim is delivered by LTC to Etika within twelve (12) months following the Option Closing Date pursuant to Section 6.2(i), even if such contingent liability becomes an actual liability or becomes capable of being quantified, as the case may be, after twelve (12) months following the Option Closing Date, Etika shall continue to be liable for such liability.

(v)           If closing of the transactions contemplated by this Agreement does not occur, Etika shall have no liability to LTC under this Section 6.

(vi)          LTC’s only right and remedy under this Section 6 shall be an adjustment made pursuant to Section 3.6 and/or any payments made pursuant to this Section 6.2. LTC shall not be entitled to recover from Etika or any other person more than once for the same damage suffered, whether under this Section 6.2 or any other provision of this Agreement, which for the avoidance of doubt includes any right to recover under any policy of insurance. No liability shall attach to Etika in respect of any Locked Box Claim if and to the extent that such Locked Box Claim relates to any loss or damage recoverable by LTC or any of its Subsidiaries under any policy of insurance (after taking into account any deductible under such insurance policy and less any taxation suffered or payable on the proceeds and any reasonable out of pocket expenses suffered or incurred by LTC or any of its Subsidiaries in connection with the claim).

(vii)         The maximum liability of Etika in respect of a single Locked Box Claim shall not exceed Etika’s Pro Rata Share of the amount of Leakage giving rise to such claim actually paid by or required to be paid by the relevant Target Group Company.

7.            Indemnification

Each Party (the “Indemnitor”) shall indemnify the other Parties (the “Indemnitee”) against all losses, costs, damages and expenses (including attorney fees) suffered or incurred by the Indemnitee directly or indirectly as result of a breach or non-compliance by the Indemnitor of any of its representations, warranties or covenants contained herein, except to the extent such losses, costs, damages and expenses are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee’s gross negligence or wilful misconduct.

8.            Termination

This Agreement shall continue in full force and effect at all times after the Effective Date provided that this Agreement shall be terminated (i) upon the date when the Option Shares have been transferred to LTC or its designee through the exercise of Put Option pursuant to Section 2 or otherwise, or (ii) automatically upon expiration of the Put Option Period. Termination of this Agreement shall not excuse any Party from any liability arising at or prior to such termination, and Section 6, Section 7, this Section 8, Section 9 and Section 10 shall survive such termination.

9.            Governing Law and Dispute Resolution

9.1            Governing Law. This Agreement shall be governed by and construed under the Laws of Hong Kong, without regard to principles of conflict of Laws thereunder.

9.2            Dispute Resolution

(i)            Any dispute, controversy or, claim or difference of any kind whatsoever arising out of, relating to or in connection with this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof (the “Dispute”) shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Center (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force at the time of the commencement of the arbitration. To the extent such rules are in conflict with the provisions of this Section 9.2, including the provisions concerning the appointment of arbitrators, this Section 9.2 shall prevail.

(ii)           The seat of arbitration shall be Hong Kong.

(iii)          There shall be three (3) arbitrators. The claimant and respondent shall each nominate one (1) arbitrator and the third arbitrator shall be appointed by the HKIAC. The arbitration shall be conducted in the English language.

(iv)          Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(v)           The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(vi)          The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of Hong Kong (without regard to principles of conflict of Laws thereunder) and shall not apply any other substantive Law.

(vii)         The Parties agree that the arbitral tribunal shall have the power to award equitable remedies (including specific performance). Any party to the Dispute shall be entitled to seek interim measures of protection and emergency relief in aid of arbitration from any court of competent jurisdiction. Application for such protective or similar emergency interim relief shall not be deemed inconsistent with the agreement to arbitrate or deemed a waiver of the right to arbitrate.

(viii)        During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

10.            Miscellaneous

10.1            Confidentiality.

(i)            “Confidential Information” means any information concerning this Agreement or the transactions contemplated hereby and any information concerning the Option Share.

(ii)           Each Party shall be fully liable and responsible pursuant to this Agreement for any breach of this Section 10.1 by its Affiliates and their respective directors, officers, employees, accountants, counsel and other representatives and agents (each a “Representative” and collectively, “Representatives”).

(iii)          Each Party shall, and shall cause his or its Affiliates and Representatives to, treat and hold as confidential (and not disclose or provide access to any Person to) any and all Confidential Information, provided, however that, (i) if any Party or his or its Affiliates or Representatives becomes legally compelled to disclose any Confidential Information (except for information that is required to be disclosed in any filing or reporting required under applicable securities law, including any rule or regulation of any national securities exchange, which information may be freely disclosed in connection therewith), such Party shall provide the other relevant Party with prompt written notice of such requirement so that such other Party may seek a protective order or other remedy, (ii) in the event that such protective order or other remedy is not obtained, or such other Party waives compliance with this Section 10.1, such legally compelled party shall furnish only that portion of the Confidential Information which is legally required to be provided and exercise his or its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information and (iii) the Parties agree and acknowledge that remedies at law for any breach of obligations under this Section 10.1 are inadequate and that in addition thereto the non-breaching party shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach; and (iv) notwithstanding the foregoing, information or other materials or data disclosed to or otherwise in the possession of a Person described above prior to disclosure by the other Parties or their respective Affiliates or Representatives, or which is otherwise publicly available through no breach by any such Person of any obligation of confidence, shall not be Confidential Information.

10.2            Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

10.3            Amendments. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by all Parties.

10.4            Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the other Parties and no such assignment shall relieve such Party of its duties or obligations hereunder. Except as expressly set forth herein, nothing in this Agreement shall confer any claim, right, interest or remedy on any Person (other than the Parties hereto) or inure to the benefit of any Person (other than the Parties hereto).

10.5            Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

10.6            No Waiver; Cumulative Remedies. Except as specifically set forth herein, the rights and remedies of the Parties to this Agreement are cumulative and not alternative. No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver of such right, power or remedy, and no single or partial exercise of any such right, power or remedy will preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

10.7            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

10.8            No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.9            Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the Parties with regard to the subjects hereof, and supersedes all other agreements between the Parties with respect to the subject matters hereof.

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IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date first above written.

Lotus Technology Inc.

By:	/s/ FENG Qingfeng
Name: FENG Qingfeng
Title: Director

[Signature Page to Put Option Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date first above written.

Etika Automotive Sdn Bhd

By:	/s/ Azman Hanafi bin Abdullah
Name: Azman Hanafi bin Abdullah
Title: Director

[Signature Page to Put Option Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date first above written.

Lotus Advance Technologies Sdn Bhd

By:	/s/ FENG Qingfeng
Name: FENG Qingfeng
Title: Director

[Signature Page to Put Option Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date first above written.

Lotus Group International Limited

By:	/s/ FENG Qingfeng
Name: FENG Qingfeng
Title: Director

[Signature Page to Put Option Agreement]

Schedule A

Leakage and Permitted Leakage

Part 1: Leakage

1.	Any dividend, distribution (whether in cash, in kind or otherwise) or return of capital (including any payment made for the purchase, redemption, repurchase, repayment or acquisition of any share capital of the Target Group Companies) declared, authorised, paid or made by any Target Group Company.

2.	Any (i) transfer or surrender of any asset, payment made or agreed to be made by any Target Group Company to, for or on behalf of Geely, Etika or their Related Persons, (ii) payment made or agreed to be made by a Target Group Company to or for the direct benefit of Geely, Etika or their Related Persons or (iii) assumption, indemnification, guarantee or incurrence of any liability for the benefit of, Geely, Etika or their Related Persons.

3.	Any waiver, forgiveness or release by any Target Group Company in favour of Geely, Etika or their Related Persons of any sum or obligation due by Geely, Etika or their Related Persons to any Target Group Company.

4.	Other than in accordance with Contracts entered into in the ordinary course of the business of the Target Group and on arms’ length terms, any payment, management charge, fee, costs or taxes of any nature levied by, or for the benefit of, Geely, Etika or their Related Persons against any Target Group Company and any payment of any nature including any payment of any management, service or similar fee or compensation by any Target Group Company to, or for the benefit of, Geely, Etika or their Related Persons.

5.	Any (i) repayment of principal on any debt or payment of any interest on or other payment by any Target Group Company in relation to any debt obligation to Geely, Etika or their Related Persons, (ii) reduction in any accounts receivable of any Target Group Company owed by Geely, Etika or their Related Persons or (iii) creation of any Encumbrance over any of the assets of the Target Group in favour of or for the benefit of Geely, Etika or their Related Persons.

6.	Any payment or incurrence of any obligation to pay, any bonus or other remuneration in connection with the transactions contemplated under this Agreement or otherwise not in the ordinary course of business consistent with past practice by any Target Group Company to any officer, employee or consultant of a Target Group Company.

7.	Any agreement, arrangement or commitment made or entered into by Geely, Etika or any of their Related Persons to give effect to any of the matters referred to in paragraphs 1 to 6 of this Part 1 of Schedule A.

8.	Without duplication, any tax payable by any of the Target Group Companies as a consequence of any of the matters referred to in paragraphs 1 to 6 of this Part 1 of Schedule A.

Part 2: Permitted Leakage

1.	Any payments or fees, or accruals in respect of any payments or fees to be made by any of the Target Group Companies pursuant to existing agreements; provided that (a) any such payments, charges, fees or accruals are (i) made or arise in the ordinary course of business and consistent with past practice and (ii) reasonably necessary for the operation of the business of the Target Group and (b) any such agreements were entered into on arms’ length terms.

2.	Any payments or accruals in respect of payments to be made of salaries, remuneration, expenses and directors’ fees, awards and allocations of, and accruals of entitlements to, bonuses and other discretionary amounts provided that any such payments, awards or allocations, or accruals in respect of such payments, awards and allocations are made or arise in the ordinary course of business consistent with past practice.

3.	Any other payments, accruals, assumptions, indemnifications or the incurrence of any other liabilities by any of the Target Group Companies to which LTC has given its consent in writing.

4.	Any tax payable by any of the Target Group Companies as a consequence of any of the matters referred to in paragraphs 1 to 3 of Part 2 of this Schedule A.

Schedule B

Locked Box Claim Disputes

1.	Escalation

1.1	Either Etika or LTC may refer the Locked Box Claim Dispute for resolution in accordance with the following provisions (unless they have agreed in writing an alternative resolution mechanism). Etika and LTC shall attempt to resolve in good faith all Locked Box Claim Disputes in accordance with paragraph 1 of this Schedule B before invoking the provisions of paragraph 2 of this Schedule B.

1.2	In the first instance, the Locked Box Claim Dispute shall be referred to the senior management of Etika and LTC, but should they be unable to resolve the Locked Box Claim Dispute within a further period of ten (10) Business Days, the Locked Box Claim Dispute shall be resolved in accordance with paragraph 2 of this Schedule B.

2.	Locked Box Claim Dispute Resolution

2.1	To the extent that Etika and LTC are unable to resolve the Locked Box Claim Dispute within ten (10) Business Days after it is referred to the senior management of Etika and LTC, the Locked Box Claim Dispute shall be determined by an independent firm of chartered accounts of international repute in Hong Kong (the “Expert”) as Etika and LTC may mutually agree and select in writing or, failing agreement within a further five (5) Business Days, to such independent firm of chartered accountants of international repute in Hong Kong as the President of the Hong Kong Institute of Certified Public Accountants may, on the application of either Etika or LTC, nominate; provided that such Expert nominated by the President of the Hong Kong Institute of Certified Public Accountants must be a firm that does not have any material conflict of interest that might potentially impact its determination of such Locked Box Claim Dispute, in which case:

(a)	the Expert shall be directed to determine the matters in dispute (being the existence and/or value of any Leakage amount claimed) and notify LTC and Etika of its decision within ten (10) Business Days of receiving the reference or such longer reasonable period as the Expert may determine;

(b)	the Expert shall act as an expert and not as an arbitrator and shall be directed to determine only the matters in dispute and shall be entitled, in rendering his decision, to take into account only such evidence and information as Etika and LTC shall have put to him;

(c)	the Expert shall be directed to determine any dispute by reference to the accounting policies, principles, practices, bases and methodologies that were used for the purposes of preparing the audited consolidated financial statements of LGIL;

(d)	the Expert, following consultation with Etika and LTC, shall decide the procedure to be followed in the determination and shall be requested to make its determination in writing as soon as practicable, but in any case no later than two (2) months, after its appointment, and shall set forth in such written determination the reasons for such determination;

(e)	Etika and LTC shall be entitled to make written and/or oral representations to the Expert, and they shall each co-operate with the Expert in resolving any disagreement or Locked Box Claim Dispute, and for that purpose shall provide to the Expert all such assistance, information and documentation as the Expert may reasonably require in a timely manner;

(f)	the Expert’s determination will (in the absence of fraud or manifest error) be final and binding on Etika and LTC;

(g)	the costs of the Expert shall be split equally between Etika and LTC; and

(h)	any amount payable by Etika or LTC to another as a result of the Experts’ determination will be due and payable within ten (10) Business Days of the last of the Expert’s determinations being notified to Etika and LTC.

2.2	The Locked Box Claim Dispute and all related matters and proceedings shall be treated as confidential among Etika, LTC and the Expert.

EXHIBIT A

Put Exercise Notice

To: Lotus Technology Inc.

Reference is made to the Put Option agreement, dated [●] (the “Option Agreement”), by and among Lotus Technology Inc. (“LTC”), Etika Automotive Sdn Bhd, Lotus Advance Technologies Sdn Bhd and Lotus Group International Limited. Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Option Agreement.

This letter shall constitute a Put Exercise Notice for the purposes of Section 3.3(i) of the Option Agreement (this “Put Exercise Notice”).

Etika hereby elects to exercise its Put Option under Section 3 of the Option Agreement. LTC is requested to acknowledge receipt of this Put Exercise Notice within five (5) Business Days after the date hereof by returning a copy of this Put Exercise Notice with an executed Acknowledgment Notice.

The obligations of LTC and Etika with respect to this Put Exercise Notice and with respect to the Option Shares to be purchased by LTC pursuant to the exercise of Etika’s Put Option evidenced by this Put Exercise Notice shall be governed by the Option Agreement.

Etika Automotive Sdn Bhd

By:
Name:
Title:

[Remainder of the Page Intentionally Left Blank]

Acknowledgment Notice

The undersigned hereby acknowledges the receipt the Put Exercise Notice.

Lotus Technology Inc.

By:
Name:
Title: